Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
June 20, 2017

Farmers and Merchants Bancshares, Inc.	Mr. James R. Bosley, Jr.
4510 Lower Beckleysville Rd, Suite H	President
Hampstead, Maryland 21074	(410) 374-1510, Ext. 104

FARMERS AND MERCHANTS BANCSHARES, INC. DECLARES CASH DIVIDEND OF $.37 PER SHARE

HAMPSTEAD, MARYLAND (June 20, 2017) –Farmers and Merchants Bancshares, Inc., the parent of Farmers and Merchants Bank, announced that on June 19, 2017 the Board of Directors declared a $.37 per share cash dividend payable on July 31, 2017 to shareholders of record on July 17, 2017. The $.37 per share dividend is a $.01 increase over the $.36 per share dividend paid in December of this last year. The semi-annual dividend has increased fifteen consecutive times, starting with the June 2010 dividend.

Farmers and Merchants Bancshares, Inc. would also like to announce that a Dividend Reinvestment Plan (DRIP) is now available for most stockholders. Registered stockholders should be receiving the DRIP prospectus and participation form in the mail this week. Beneficial stockholders of shares held in street name will be receiving the DRIP prospectus in the next few weeks.

Please visit the investor relations section of the Bank’s website, www.fmb1919.com. It includes press releases, financial information, stock information, peer analysis, and information about the Farmers and Merchants Bancshares, Inc. officers and directors.

Farmers and Merchants Bancshares, Inc. was formed in August of 2016 to operate as a bank holding company with Farmers and Merchants Bank as its wholly-owned subsidiary. Farmers and Merchants Bank was chartered in Maryland in 1919, and is currently celebrating over 98 years of service to the community. The Bank serves the deposit and financing needs of both consumers and businesses in Carroll and Baltimore Counties along the Route 30, Route 140 and Route 795 corridors from Owings Mills, Maryland to the Pennsylvania State line. The main office is located in Upperco, Maryland, with six additional branches in Owings Mills, Hampstead, Greenmount, Reisterstown and Westminster. Shares of Farmers and Merchants Bancshares, Inc. common stock are traded through the Over-The-Counter Bulletin Board under the symbol “FMFG.OB”